EXHIBIT 10.37

MATLINPATTERSON

MatlinPatterson Global Advisers LLC520 Madison Avenue
New York, NY 10022-4213

April 27, 2007

C. Brian Coad
Chief Financial Officer
1374 Rowe Road
Niskayuna, NY 12309

Re: Founding Employee Partners

Dear Mr. Coad:

    As you know, MatlinPatterson and Lee Fensterstock have made a proposal to the Board of Directors of First Albany to create a new Middle Market Investment Bank building upon the platform of First Albany.

    The First Albany Board of Directors and MatlinPatterson have signed a Term Sheet with the following key elements:

1)	MatlinPatterson will provide $40MM in new equity at $1.50 per share which would give them control of the Company at closing.

2)	6MM shares of new common equity would be issued to a group of approximately 30 key employee partners in exchange for an industry standard non-competition agreement.

3)	A reconstitution of the Board of Directors replacing 5 existing directors with 3 directors from MatlinPatterson and 4 industry professionals including Mr. Fensterstock.

4)	A renaming of the Company.

    We are writing you to invite you to become an employee partner. As such we are granting you 200,000 restricted stock units, 10% of which will vest upon closing, 30% will vest on the first anniversary of closing, 30% will vest on the second anniversary of closing and 30% on the third anniversary of closing.

    This grant will be contingent on two events: 1) you agreeing to continue to be with the firm by signing the attached agreement by May 8, 2007, and 2) the closing of the MatlinPatterson Investment. Should the MatlinPatterson Investment not close, your non-competition agreement will be null and void.

    We are very excited about this opportunity to build something great and look forward to building it with you.

    Attached are the non-competition agreement for your signature and a summary of the key features of the Restricted Stock Units Plan.

    Once the non-competition agreement is signed by you, it will be held in escrow by MatlinPatterson. It will become effective after being co-signed by First Albany; and that will occur upon the closing of the MatlinPatterson investment – a transaction we expect to close in June of this year.

Very truly yours,

/s/ Lee Fensterstock
Lee Fensterstock
MatlinPatterson Representative

Accepted by Founding Employee:

/s/ C. Brian Coad
C. Brian Coad